Boxlight to Hold First Quarter 2022 Financial Results Conference Call

LAWRENCEVILLE, Ga.--(BUSINESS WIRE) --Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions, will hold its First Quarter 2022 results conference call on Thursday, May 12, 2022 at 4:30 p.m. Eastern Time. The conference details are as follows:

Date:	Thursday, May 12, 2022
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-545-0523 (Domestic) 1-973-528-0016 (International)
Participant Access Code:	597977
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/45498

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Friday, May 12, 2023, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 45498.

“We made progress during the first quarter across a number of key company initiatives and delivered another strong financial performance, exceeding our revenue guidance of $44 million revenue. We expect to report Adjusted EBITDA below our previous Q1 guidance of $2.0 million. The first quarter guidance of $2.0 million included an $0.8 million gain for PPP loan forgiveness, and upon review this has been revised to subtract the gain from the Adjusted EBITDA calculation to be consistent with similar charges reported in prior periods” commented Michael Pope, CEO and Chairman at Boxlight. “Despite continued supply chain and logistics challenges, we are experiencing growing demand for our solutions globally and our team continues to perform at a high level.”

Senior management will be available for questions from the investment community following prepared remarks.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

+1 360-464-4478

investor.relations@boxlight.com